Exhibit 8.1

                   [Proskauer Rose LLP Letterhead]


                                           June 29, 1998


Integrated Transportation Network Group, Inc.
575 Lexington Avenue, Suite 410
New York, NY  10022

Gentlemen:

We have acted as special counsel to Integrated Transportation Network Group Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-1, Registration No. 333-47879 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act").

We have examined the Registration Statement, the prospectus included in the Registration Statement(the "Prospectus") and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

On that basis, it is our opinion that the description in the Prospectus under the heading "TAXATION--United States Federal
Income Taxation" correctly sets forth the material United States federal income tax consequences to a U.S. Investor.

We consent to the use of our name under the caption "THE
REORGANIZATION   Tax Effects of the Reorganization" and
"TAXATION   United States Federal Income Taxation" in the
prospectus constituting a part of the Registration Statement and to the use of this opinion for filing as exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

                              Very truly yours,


                              /s/ Proskauer Rose LLP

                              PROSKAUER ROSE LLP